UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549
FORM 8-K/A
(Amendment No. 1)
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
February 16, 2007
(Date of earliest event reported): December 14, 2006
UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
5250 South Sixth Street
Springfield, Illinois62703
(Address of principal executive offices and zip code)
(217) 241-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
o Written communications pursuant to Rule 425 under the Securities Act
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

UTG, INC.
Form 8K/A
(Amendment #1)

AMENDED IN ITS ENTIRETY – THE FORM 8K FILED DECEMBER 14, 2006.

UTG, Inc. is filing this Amendment No. 1 to its Form 8K originally filed December 14, 2006 regarding completion of acquisition of assets On December 8, 2006.  This amendment includes all of the original information reported and has added a description of long-term debt incurred in the acquisition and related exhibits and exhibits containing financial information of the business acquired.

Section 2 – Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets

On December 8, 2006, UTG, Inc. (the Company) completed an agreement to purchase a majority of the issued and outstanding common stock of Acap Corporation (“Acap”).  Acap is a Delaware corporation which owns 100% of the issued and outstanding stock of American Capitol Insurance Company, a Texas life insurance company, which in turn owns 100% of the issued and outstanding stock of Texas Imperial Life Insurance Company and Imperial Plan, Inc.  The transaction completed a definitive Stock Purchase Agreement (the “Agreement”) with William F. Guest and John D. Cornett.

At the closing of the Agreement, the Company purchased from Messrs. Guest and Cornett a total of 1,492 shares of common stock of Acap for an aggregate purchase price of $14,535,064, and purchased an additional 351 shares from certain other shareholders, on the same terms (including price).

In addition, the Company entered into stock put option agreements under which certain individuals will have the opportunity to sell to UTG up to 264 shares of common stock of Acap during the period ending December 16, 2007.  The purchase price for shares under the stock put option agreements will be the same as under the Agreement.

The Company loaned Acap $ 3,357,000, which was required to retire certain indebtedness of Acap and to redeem all of Acap’s outstanding preferred stock at the closing of the Agreement.

Assuming the Company purchases all of the shares of Acap common stock that may be purchased under the stock put option agreements, the Company will have acquired 72.8% of the outstanding shares of common stock of Acap, and the total cost of the transaction to the Company (including the loan to Acap for the payment of Acap indebtedness and redemption of Acap preferred stock) was $24 million, which was paid in cash.

Funds for this transaction were from a combination of existing cash balances and from borrowings from an outside financial institution.  See Item 2.03 for further details relating to the outside borrowings.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In order to fund the cash purchase, UTG, Inc. borrowed funds from First Tennessee Bank National Association through execution of an $18,000,000 promissory note.  At the time of closing on December 8, 2006, UTG, Inc. borrowed $15,700,278 on the promissory note.  The remaining available balance can be drawn any time over the next twelve months and is anticipated to be utilized in the purchase of the stock put option shares as they may be presented to UTG, Inc. for purchase.  To secure the note, UTG, Inc. has pledged 100% of the common stock of its subsidiary, Universal Guaranty Life Insurance Company.  The promissory note carries a variable rate of interest based on the 3 month LIBOR rate plus 180 basis points.  The initial rate was 7.15%.  Interest is payable quarterly.  Principal is payable annually beginning at the end of the second year in five installments of $3,600,000.  The loan matures on December 7, 2012.

In addition to the above promissory note, First Tennessee Bank National Association also provided UTG, Inc. with a $5,000,000 revolving credit note.  This note is for a one-year term and may be renewed by consent of both parties.  The credit note is to provide operating liquidity for UTG, Inc. and replaces a previous line of credit provided by Southwest Bank.  Interest bears the same terms as the above promissory note.  The collateral held on the above note also secures this credit note.  UTG, Inc. has no borrowings against this note at this time.

Item 9.01.  Financial Statements and Exhibits

10.1       Promissory note dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.2       Revolving credit note dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.3       Loan agreement dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.4       Commercial pledge agreement dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.5       Negative pledge agreement dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

a)         Financial Statements of businesses acquired

99.1    Annual Financial Statements of Acap Corporation as of December 31, 2005

99.2    Interim Financial Statements of Acap Corporation as of September 30, 2006

b.) Pro Forma financial information

99.3 Pro Forma Financial Information for the Balance Sheet as of September 30, 2006, Income   Statement for the nine month period ended September 30, 2006 and the twelve month period ended December 31, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:  February 16, 2007                                                      By:  /s/ Theodore C. Miller
                                                                                                   Theodore C. Miller
                                                                                                   Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Promissory note dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.2	Revolving credit note dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.3	Loan agreement dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.4	Commercial pledge agreement dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

10.5	Negative pledge agreement dated December 8, 2006, between UTG, Inc. and First Tennessee Bank National Association.

99.1	Annual Financial Statements of Acap Corporation as of December 31, 2005

99.2	Interim Financial Statements of Acap Corporation as of September 30, 2006

99.3
Pro Forma Information for the Balance Sheet as of September 30, 2006, Income Statement for the nine month period ended September 30, 2006 and the twelve month period ended December 31, 2005 is attached hereto as Exhibit 99.2